Exhibit 99.1

Ocean Bio-Chem, Inc. Reports:

Record Net Sales for Nine Months Ended September 30, 2014

45% Net Income Increase for Third Quarter 2014 and

Record Gross Profit

FORT LAUDERDALE, Fla., November 14, 2014 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its operating results for the three and nine months ended September 30, 2014.

For the three months ended September 30, 2014, net income increased by $281,000, or 45%, to approximately $903,000 or $0.10 per diluted share, compared to approximately $622,000 or $0.07 per diluted share for the same period in 2013. For the nine months ended September 30, 2014, net income increased by approximately $394,000 or 35%, to approximately $1.5 million or $0.17 per diluted share, compared to $1.1 million or $0.13 per share diluted share during the same period in 2013.

The Company also reported record net sales for the nine months ended September 30, 2014 of $25.2 million dollars compared to $24.9 million for the comparative period of 2013. For both the third quarters in 2014 and 2013, net sales were $10.4 million dollars.

(000's Omitted)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
NET SALES	$10,432	$10,441	$25,166	$24,931
PRE-TAX INCOME	$1,325	$980	$2,237	$1,743
NET INCOME	$903	$622	$1,537	$1,143

EPS - BASIC & DILUTED	$0.10	$0.07	$0.17	$0.13
DIVIDENDS DECLARED PER COMMON SHARE	-	-	$0.05	-

Peter Dornau, President & CEO, commented that “We have just concluded a very successful quarter. For the third quarter we reported record gross profit, as a result of an increase in our gross profit percentage by approximately 4 percent, increasing from 30.5% in the third quarter of 2013 to 34.4% for the third quarter of 2014. The increase in gross profit percentage is a result of an improved sales mix of higher margin products, in addition to price increases and improved efficiencies at our manufacturing facilities.”

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“Performacide® was well received at the recent ISSA show in Orlando, Florida with commitments from several key distributors for initial product shipments scheduled in the fourth quarter of 2014,” Mr. Dornau said. “There is also interest by application equipment manufacturers for the use of chlorine dioxide in conjunction with their devices, along with cobranding opportunities.”

“Because Performacide® is on the EPA list of products meeting the Center for Disease Control’s criteria for disinfecting in hospitals for Ebola, there are opportunities developing in the health care channel for additional distribution. We have also just launched our new web site: www.performacide.com. We invite shareholders to see our exciting range of new products.

“As previously announced, Ocean Bio-Chem, Inc. is providing a donation of Performacide® to help fight the Ebola outbreak in Liberia. Assistance with the donation was arranged by two non- profit organizations, ‘Friends of Liberia’ and ‘Mission Harvest America, Inc.’ which are transporting the product with other essential aid items. The Performacide® product is going to the Ministry of Health and Social Welfare to be disbursed to aid workers for use in hospitals and medical facilities around the country. The patented Performacide® pouch system is very light weight and easy to transport and only needs to be added to water at the point of use,” Mr. Dornau concluded.

Greg Dornau, Executive Vice President of Sales & Marketing, stressed that “our Company had record net sales in the nine months ending September 30, 2014. The strong sales during these nine months are a testimonial to our successful marketing programs.”

“For the nine months, we continued to increase sales of our enzyme fuel treatment product Star Tron® in the marine, automotive, power sports and small engine markets. In addition, we increased sales to our core marine customers. We expect continued sales growth to existing customers by launching several exciting new products in 2015. Additionally, in early 2015, we are planning new channels of distribution identified as segments for additional sales growth for the Company,” Mr. Greg Dornau said.

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Chief Financial Officer Jeff Barocas commented that “the financial condition of the Company is very strong. For the first time in the Company’s history, it was not necessary to utilize our credit facility to finance our seasonal working capital requirements. It has been over a year since the Company utilized its credit facility. In fact, at the end of September the Company had more than $1.8 million of cash on hand. In addition the Company decreased its total liabilities by over $760,000 from September 30, 2013. Our current ratio is 4.6:1 at September 30, 2014.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets. It also manufactures, markets and distributes products incorporating a patented device for producing chlorine dioxide, designed to safely prevent and eliminate odors related to mold, mildew and other sources of unpleasant odors, as well as disinfectant products, marketed under the Performacide® trademark, that also incorporate the patented device. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. It manufactures its products in a 300,000 s.f. facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com ; www.startron.com; www.nos-guard.com, www.performacide.com

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Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to provide required capital to support inventory levels, the effect of price increases in raw materials that are petroleum or chemical based or commodity chemicals on our margins, and the sufficiency of funds provided through operations and existing sources of financing to satisfy our cash requirements constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584

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